Exhibit 99.2

Third Quarter 2014 Earnings Presentation

Forward Looking Statements 2 When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA's estimates regarding taxable income the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by the Company to accrete the market discount on Non-Agency MBS and the extent of prepayments, realized losses and changes in the composition of MFA's Agency MBS and Non-Agency MBS portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA's Board of Directors and will depend on, among other things, MFA's taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Executive Summary In this low interest rate environment, we continue to identify and acquire attractive investments within our targeted residential mortgage credit universe. In the third quarter we generated EPS and dividend per share of $0.20. We remain positioned for a more flexible monetary policy by the Federal Reserve that is responsive to measures of labor markets, inflation and other economic data. Net duration of 0.62 Leverage ratio of 2.7:1 69% of MBS are adjustable, hybrid or step-up(1) 3 (1) Information presented on a non-GAAP basis, as the calculation includes an aggregate of $982.3 million of re-performing/non-performing loan MBS and Non-Agency MBS that are reported as a component of Linked Transactions under GAAP. On a GAAP basis, which excludes the effects of Linked Transactions, 66% of MBS are adjustable, hybrid or step-up.

Third Quarter Investment Update 4 We substantially grew our holdings of MBS backed by re-performing/non-performing loans (RPL/NPL MBS) by 91% to $943 million. (1) Our credit sensitive residential whole loan holdings, acquired through a consolidated trust, grew by 89% to $113 million. MFA’s portfolio of Non-Agency MBS issued prior to 2008 (Legacy Non-Agency MBS) declined by 4% to $4.8 billion due to runoff and sales in excess of acquisitions.(1) MFA has not purchased Agency MBS since the first quarter of 2014. (1) Information with respect to RPL/NPL MBS and Legacy Non-Agency MBS is presented on a Non-GAAP basis. See footnotes (1) and (3) on slide 8 for GAAP basis information.

Despite Changing Interest Rates and Prepayment Speeds, MFA’s Key Metrics Remain Generally Consistent 5 Third Quarter 2013 Fourth Quarter 2013 First Quarter 2014 Second Quarter 2014 Third Quarter 2014 Yield on Interest Earning Assets 4.05% 4.26% 4.32% 4.26% 4.12% Net Interest Rate Spread 2.24% 2.34% 2.44% 2.42% 2.30% Debt Equity Ratio 3.0x 2.9x 2.9x 2.8x 2.7x

Book Value Declined 1% in the Third Quarter 6 Book Value per common share as of 6/30/14 $ 8.37 Net Income available to common shareholders 0.20 Common Dividend declared during the quarter (0.20) Net change attributable to Agency MBS (0.04) Net change attributable to Non-Agency MBS(1) (0.11) Net change in value of hedging and other derivative instruments 0.06 Book Value per common share as of 9/30/14 $ 8.28 (1) This net change primarily reflects the impact of discount accretion which is recognized as income. This discount accretion increases amortized cost and lowers other comprehensive income.

MFA’s Interest Rate Sensitivity as Measured by Net Duration, Remains Below 1.0 7 Assets Market Value* Average Coupon Duration Non-Agency ARMs (12 months or less MTR) $2,670 2.52% 0.5 Non-Agency Hybrid (12-48 MTR) $643 5.18% 1.0 NPL/RPL Securities $943 3.37% 0.7 Non-Agency Fixed Rate $1,603 5.79% 3.6 Agency ARMs (12 months or less MTR) $1,998 2.94% 0.7 Agency ARMs (12-120 MTR) $1,939 3.18% 2.1 Agency 15 Year Fixed Rate $2,236 3.13% 3.7 Cash, Cash Equivalents & Principal Receivable $470 0.0 TOTAL ASSETS $12,501 1.8 Hedging Instruments Notional Amount* Duration Swaps (Less than 3 years) $1,331 -1.1 Swaps (3-10 years) $2,550 -5.1 TOTAL HEDGES $3,881 -3.7 Net Duration 0.62 *Data as of 9/30/14, dollars in millions. Non-Agency market value is presented on a non-GAAP basis, as it includes approximately $982.3 million in aggregate of MBS reported as a component of Linked Transactions under GAAP.

Investment in Residential Mortgage Assets Including Agency MBS, Legacy Non-Agency MBS, RPL/NPL MBS and Credit Sensitive Residential Whole Loans

At September 30, 2014	Agency MBS	Non-Agency MBS (1)	RPL/NPL MBS (1)	Residential Whole Loans	Cash and Other, net	Total
($ in thousands)						
Market Value	$ 6,174,176	$ 4,802,375	$ 943,259	$ 112,924	$ 456,132	$ 12,488,866
Less Financing and Payables (2)	(5,417,797)	(2,904,572)	(749,793)	(31,789)	(100,000)	(9,203,951)
Equity Allocated	756,379	1,897,803	193,466	81,135	356,132	3,284,915
Less Swaps at Market Value	-	-	-	-	(31,171)	(31,171)
Net Equity Allocated	$ 756,379	$ 1,897,803	$ 193,466	$ 81,135	$ 324,961	$ 3,253,744
Debt/Net Equity Ratio (3)	7.16x	1.53x	3.88x			2.97x
For the Quarter Ended September 30, 2014						
Yield on Average Interest Earning Assets (4) (5)	2.09%	7.67%	3.49%	6.77%	0.02%	4.11%
Less Average MBS Cost of Funds (6)	(1.14)	(2.94)	(1.59)	-	-	(1.74)
Less Cost of Senior Notes	-	-	-	-	(8.03)	(8.03)
Net Interest Rate Spread (3)	0.95%	4.73%	1.90%	6.77%	(8.01)%	2.30%

(1) *Information with respect to Non-Agency MBS and RPL/NPL MBS, related repurchase agreement borrowings and resulting totals is presented on a non-GAAP basis, as it includes $65.7 million of Legacy Non-Agency MBS, $916.7 million of RPL/NPL MBS and $791.8 million of repurchase agreements underlying "Linked Transactions." The purchase of a Non-Agency MBS and contemporaneous repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a Linked Transaction. The two components of a Linked Transaction (MBS and associated borrowings under a repurchase agreement) are evaluated on a combined basis and are presented net as Linked Transactions on our consolidated balance sheet.*

(2) *Financings and Payables include repurchase agreements, securitized debt and senior notes. For residential whole loans, amount presented reflects unsettled purchases that were settled in October for cash.*

(3) *Information presented on a non-GAAP basis. For the Agency, Non-Agency and RPL/NPL MBS portfolios, represents the sum of borrowings under repurchase agreements (including an aggregate $791.8 million of repurchase agreements underlying linked transactions), payable for unsettled purchases, multi-year collateralized financing arrangements of $442.4 million and securitized debt as a multiple of net equity allocated. For Residential whole loans, no debt to equity ratio is presented as Financing and Payables reflect unsettled purchases that were settled in October for cash. The numerator of our Total Debt/Net Equity ratio also includes borrowings under repurchase agreements of $444.0 million for which U.S. Treasury securities are pledged as collateral and Senior Notes. On a GAAP basis, which excludes the impact of Linked Transactions, our debt-to-equity ratio is 1.52x for Non-Agency MBS, 0.36x for RPL/NPL MBS and 2.72x in total.*

(4) *Yield for residential whole loans is presented net of 54 basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Other investment related operating expenses in the Statement of Operations.*

(5) *Information presented on a non-GAAP basis. On a GAAP basis, which excludes the impact of Linked Transactions, the yield on average interest earning assets for the quarter is 4.12% and the total net interest rate spread for the quarter was 2.30%.*

(6) *Information presented on a non-GAAP basis. Average MBS cost of funds includes interest on repurchase agreements (including interest on $791.8 million of repurchase agreements underlying Linked Transactions), the cost of swaps and securitized debt. Agency cost of funds includes 82 basis points and Non-Agency cost of funds includes 81 basis points associated with Swaps to hedge interest rate sensitivity on these assets. On a GAAP basis, which excludes the impact of Linked Transactions, the average MBS cost of funds for the quarter was (1.75)%.*

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Increased Our Holdings of RPL/NPL MBS by 91% in the Third Quarter 9 Low Duration Deal structures contain a coupon step-up of 300 basis points after 36 months. Issuer can call bonds after 12 months. We expect that the securities will be redeemed prior to the step-up date. Low Credit Risk Average credit enhancement (CE) for the portfolio is 49% of unpaid principal balance (UPB) as of September 30, 2014. Subordinate bonds receive no principal or interest until senior bonds have been paid off. Fair Value $MM Net Coupon Months to Step-Up Current Credit Support Original Credit Support 3 Month Bond CPR Re-Performing MBS $331 3.60% 31 40% 38% 19.0% Non-Performing MBS $612 3.24% 33 54% 53% 20.0% Total RPL/NPL MBS $943 3.37% 33 49% 48% 19.7%

Credit Fundamentals on MFA’s Legacy Non-Agency MBS Continue to Improve Home price appreciation and mortgage amortization continue to decrease the LTV ratio for many of the mortgages underlying MFA’s Legacy Non-Agency portfolio. As a result, we have lowered our estimate of future losses within MFA’s Legacy Non-Agency MBS portfolio. In the third quarter, $20.2 million was transferred from credit reserve to accretable discount. This increase in accretable discount is expected to increase the interest income realized over the remaining life of MFA's Legacy Non-Agency MBS. 10

LTVs on MFA’s Legacy Non-Agency MBS Continue to Decline 11 Weighted average LTVs of MFA’s Legacy Non-Agency Portfolio continue to trend downward The amount of loans in the portfolio that are underwater is decreasing Lower LTVs lessen the likelihood of defaults and simultaneously decrease loss severities Data as of 9/30/14 Source: CoreLogic

LTV Breakdown of Non-Delinquent Mortgage Loans Underlying MFA’s Legacy Non-Agency MBS 12 These loans are up to date on all required mortgage payments Underlying loans are eight years seasoned on average Source: CoreLogic

13 Credit Reserve of $929 Million on a Current Face of $5.33 Billion Through September 30, 2014, MFA’s annualized loss run-rate is currently running below $100 MM. Future estimated losses are due to: Realized losses from liquidations of defaulted loans. Principal losses from the use of principal to pay interest on fixed rate bonds collateralized by loans receiving rate reduction modifications. As of September 30, 2014, 15% of the underlying loans within our Legacy Non-Agency MBS portfolio are 60+ days delinquent. For income recognition, we estimate that 26% of the underlying loans will eventually default. *Annualized based on first 9 months of data